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                                                                    Exhibit 11.1

                           SOFTKEY INTERNATIONAL INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except share and per share data)

                                                                                               Transition
                                                                Years Ended                   Period Ended           Year Ended
                                                                December 31,                  December 31,            June 30,
                                                      ---------------------------------       -------------         ------------
                                                          1995                 1994                1993                 1993
                                                      ------------         ------------       -------------         ------------
Net income (loss)                                     $    (65,960)        $     21,145        $    (73,258)        $    (57,250)
Add:
    Interest on convertible debentures and notes              --                    663                --                   --
    Amortization of convertible debenture issue
    costs                                                     --                    119                --                   --
                                                      ============         ============        ============         ============
Adjusted net income (loss)                            $    (65,960)        $     21,927        $    (73,258)        $    (57,250)
                                                      ============         ============        ============         ============

Weighted average common and exchangeable
    shares outstanding                                  24,855,000           18,710,123          14,618,000           13,129,000

Common equivalent shares:
Incremental shares calculated by the Treasury
     Stock method applied to options, convertible
     debentures and warrants issued, using the
     greater of the closing and average fair value            --              2,404,877                --                   --
                                                      ------------         ------------        ------------         ------------

Common and common share equivalents
     outstanding for purposes of calculating fully
     diluted earnings per share                         24,855,000           21,115,000          14,618,000           13,129,000
                                                      ============         ============        ============         ============

Fully diluted earnings (loss) per share               $      (2.65)        $       1.04        $      (5.01)        $      (4.36)
                                                      ============         ============        ============         ============
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